UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Schedule 14A Information (Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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☐	Soliciting Material Pursuant to Rule § 240.14a-12
IMMERSION CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 29, 2010

TO THE STOCKHOLDERS OF IMMERSION CORPORATION

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Immersion Corporation, which will be held at the Techmart Network Meeting Center, 5201 Great America Parkway, Santa Clara, California 95054, on June 4, 2010, at 9:30 a.m. California time.

Please review the Proxy Statement and Annual Report and vote via the Internet, by telephone or using your Proxy Card. The Proxy Statement and Annual Report are both available at http://ir.immersion.com/annual-proxy.cfm.

It is important that your shares be represented and voted at the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY TODAY. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support for and interest in the affairs of your company. We look forward to seeing you at the Annual Meeting.

Sincerely,

JACK SALTICH
Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials For The Stockholder Meeting To Be Held on June 4, 2010.

IMMERSION CORPORATION
801 Fox Lane
San Jose, California 95131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 4, 2010

The Annual Meeting of Stockholders (the “Annual Meeting”) of Immersion Corporation will be held at the Techmart Network Meeting Center, 5201 Great America Parkway, Santa Clara, California 95054, on June 4, 2010, at 9:30 a.m. California time for the following purposes:

1. To elect one (1) Class II director to hold office for a three-year term and until his successor is elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 12, 2010 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection by any stockholder, for any purpose relating to the meeting, at our headquarters located at 801 Fox Lane, San Jose, California 95131 during ordinary business hours for the ten-day period prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

JACK SALTICH
Chairman of the Board

San Jose, California
April 29, 2010

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE PROXY CARD TODAY. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

IMMERSION CORPORATION
2010 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

IMMERSION CORPORATION
801 Fox Lane
San Jose, California 95131

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 4, 2010

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Immersion Corporation, a Delaware corporation (“Immersion”, “we” or “us”), for the Annual Meeting of Stockholders to be held at the Techmart Network Meeting Center, 5201 Great America Parkway, Santa Clara, California 95054, on June 4, 2010, at 9:30 a.m. California time, and at any adjournment or postponement of the Annual Meeting. These proxy materials were first sent or given to stockholders on or about April 29, 2010.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

On April 12, 2010, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 28,092,458 shares of common stock outstanding (excludes 2,786,563 treasury shares). Each stockholder of record on April 12, 2010 is entitled to one vote for each share of common stock held by such stockholder. Shares of common stock may not be voted cumulatively in the election of directors. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.

Quorum Required

Our bylaws provide that the holders of a majority of all of the shares of our common stock, issued and outstanding and entitled to vote at the Annual Meeting, present in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting, unless or except to the extent that the presence of a larger number may be required by law. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum. If a quorum shall fail to attend the Annual Meeting, the chairman of the Annual Meeting or the holders of a majority of the shares of our common stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.

Votes Required

Generally, stockholder approval of a matter, other than the election of directors, requires the affirmative vote of a majority of the shares cast (in person or by proxy) at the Annual Meeting. Directors are elected by a plurality of the votes cast (in person or by proxy). Other than for the election of directors, shares voted to abstain on a matter will be treated as votes cast and will have the same effect as “no” votes. Broker non-votes are not counted as votes cast on a matter in determining the number of affirmative votes required for approval of the matter, but are counted as present for quorum purposes. The term “broker non-votes” refers to shares held by a broker in street name, which are present by proxy but are not voted on a matter pursuant to rules prohibiting brokers from voting on non-routine matters without instructions from the beneficial owner of the shares. The ratification of the appointment of the independent registered public accounting firm is generally considered to be a routine matter on which brokers may vote without instructions from beneficial owners.

Proxies

Whether or not you are able to attend the Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Board, and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted as follows: (i) FOR Proposal No. 1, the election of the Board nominee named in this Proxy Statement or otherwise nominated as described in this Proxy Statement; (ii) FOR Proposal No. 2, the ratification of the independent registered public accounting firm; and (iii) in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date before the beginning of the Annual Meeting to the Corporate Secretary, at our principal executive office, located at 801 Fox Lane, San Jose, California 95131. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by us, and in addition to soliciting stockholders by mail through its regular employees, we may request banks, brokers, and other custodians, nominees, and fiduciaries to solicit their customers who have stock registered in the names of a nominee and, if so, will reimburse such banks, brokers, and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by telephone, letter, facsimile or electronically following the original solicitation.

PROPOSAL NO. 1

ELECTION OF DIRECTOR

Pursuant to our current Certificate of Incorporation (the “Certificate of Incorporation”), the Board is divided into three classes — Class I, II, and III directors. Each director is elected for a three-year term of office, with one class of directors being elected at each annual meeting of stockholders. Each director holds office until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal. In accordance with the Certificate of Incorporation, the Class II director is to be elected at the 2010 Annual Meeting, Class III directors are to be elected at the annual meeting in 2011, and Class I directors are to be elected at the annual meeting in 2012.

At the 2010 Annual Meeting, one Class II director is to be elected to the Board to serve until the annual meeting of stockholders to be held in 2013 and until his successor has been elected and qualified, or until his earlier death, resignation, or removal.

Nominee

The Board’s nominee for election as a Class II director is David Sugishita. Shares represented by all proxies received by the Board and not so marked as to withhold authority to vote for Mr. Sugishita (by writing Mr. Sugishita’s name where indicated on the proxy) will be voted (unless Mr. Sugishita is unable or unwilling to serve) FOR the election of Mr. Sugishita. The Board knows of no reason why Mr. Sugishita would be unable or unwilling to serve.

David Sugishita

Mr. Sugishita has served as the non-executive Chairman of the Board of Atmel Corporation since August 2006 and as a director of Atmel since February 2004. In addition, Mr. Sugishita is Chairman of both the Audit Committee and the Corporate Governance and Nominating Committee of Atmel. Mr. Sugishita also serves as a director and Chairman of the Audit Committee for Ditech Networks, Inc. Mr. Sugishita previously served on the board of directors of Micro Component Technology, Inc. from 1994 to 2009. Since 2000, Mr. Sugishita has taken various short-term assignments including Executive Vice President of Special Projects at Peregrine Systems from December 2003 to July 2004 and Executive Vice President/Chief Financial Officer at SONICblue, Inc. from January 2002 to April 2002. Prior to 2000, Mr. Sugishita held various senior financial management positions at Synopsys (Senior Vice President/Chief Financial Officer) from 1997 to 2000; Actel (Senior Vice President/Chief Financial Officer) from 1995 to 1997; Micro Component Technology (Senior Vice President/Chief Financial Officer) from 1994 to 1995; Applied Materials (Vice President/Corporate Controller) from 1991 to 1994; and National Semiconductor (Vice President/Finance) from 1978 to 1991. Mr. Sugishita holds a B.S. degree in business administration from San Jose State University and an M.B.A. from Santa Clara University.

Mr. Sugishita brings to the Board over two decades of experience as a financial executive officer and member of the boards of directors of public high technology companies, specifically in the semiconductor industry, which is an important vertical market for our company, as well as many years of service on public company boards, including as chairman, and service on audit and nomination and corporate governance committees.

The information below sets forth the current members of the Board:

		Class of		Director
Name	Age	Director	Principal Occupation	Since

Anne DeGheest	55	I	Founder and Principal, Medstars	2007
Jack Saltich	66	I	Chairman and Chief Executive Officer, Vitex Systems, Inc.	2002
Victor Viegas	53	I	Chief Executive Officer, Immersion Corporation	2002
Robert Van Naarden	63	II	President and Chief Executive Officer, Delta Thermo Energy, Inc; General Partner, BVB Capital Group	2002
John Hodgman	55	III	Senior Vice President and Chief Financial Officer, InterMune, Inc.	2002
Emily Liggett	54	III	Chief Executive Officer, Nova Torque, Inc.	2006

Directors Serving for a Term Expiring at the 2011 Annual Meeting of Stockholders (Class III Directors):

John Hodgman

Mr. Hodgman has served as a member of the Board since January 2002. Since August 2006, Mr. Hodgman has served as Senior Vice President and Chief Financial Officer of InterMune, Inc., a biotechnology company focused on pulmonology and hepatology therapies. From August 1999 to November 2008, Mr. Hodgman served as Chairman of the Board of Cygnus, Inc., a medical company focused on the development, manufacturing, and commercialization of new and improved glucose monitoring devices. He served as President and Chief Executive Officer of Cygnus from August 1998 through December 2005. He also served as President of Cygnus Diagnostics from May 1995 to August 1998, where he was responsible for the commercialization efforts for the GlucoWatch biographer glucose monitor. Mr. Hodgman joined Cygnus in August 1994 as Vice President, Finance and Chief Financial Officer. Additionally, from June 2005 through October 2005, Mr. Hodgman served as President and Chief Executive Officer of Aerogen, Inc., where he directed the merger with Nektar Corporation. Mr. Hodgman also serves on the Board of Directors of AVI BioPharma, Inc., where he serves as chairman of its audit committee. Previously, Mr. Hodgman served on the board of directors for Aerogen, Inc., Alpha Innotech, Inc. and Inflazyme Pharmaceuticals. Mr. Hodgman holds a B.S. from Brigham Young University and an M.B.A. from the University of Utah.

Mr. Hodgman brings to the Board his in-depth financial background as well as his experience in the medical field, particularly as the medical vertical remains an important market focus for our company.

Emily Liggett

Ms. Liggett has served as a member of the Board since February 2006. Since March 2009, Ms. Liggett has served as Chief Executive Officer of Nova Torque, Inc., a cleantech company focused on the development of high performance electric motor technology. From April 2004 to May 2007, Ms. Liggett served as President and Chief Executive Officer of Apexon, Inc., a provider of supply performance management software for manufacturers. From November 2002 through August 2003, she was interim President and Chief Executive Officer of Capstone Turbine Corporation. From June 1984 through April 2002, Ms. Liggett served at Raychem Corp., later Tyco Corp. Ms. Liggett was Managing Director of Tyco Ventures where she led venture and resource investments. Before Tyco’s acquisition of Raychem in 1999, Ms. Liggett worked for 15 years at Raychem in sales, marketing, operations, and division management positions. She was President and Chief Executive Officer of Raychem’s subsidiary, Elo TouchSystems, a leading worldwide manufacturer of touchscreens, and Division Manager of Raychem’s Telecommunications and Energy Division. Ms. Liggett holds an M.B.A. and an M.S. in engineering from Stanford University and a B.S. in engineering from Purdue University.

Ms. Liggett’s brings to the Board her prior experience as a public company Chief Executive Officer and as Chief Executive Officer of a touchscreen company, which is an important market focus for our company.

Directors Serving for a Term Expiring at the 2012 Annual Meeting of Stockholders (Class I Directors):

Anne DeGheest

Ms. DeGheest has served as a member of the Board since February 2007. Since August 1986, Ms. DeGheest has served as founder and a principal of MedStars, an investment and executive management firm. In November 1998, Ms. DeGheest founded and served as President and Chief Executive Officer of medpool.com, an e-commerce hospital procurement company until September 2002. From March through November 1998, Ms. DeGheest was an entrepreneur in residence at Institutional Venture Partners, a venture capital firm. From September 1979 through March 1997, Ms. DeGheest served in various sales and marketing roles at OmniCell Technologies, Nellcor and Raychem. Ms. DeGheest holds an M.S. in general engineering and business from the University of Brussels, Belgium and a M.B.A. from Harvard University.

Ms. DeGheest’s medical background provides a useful perspective to the Board, particularly as the medical vertical remains an important market focus for our company.

Jack Saltich

Mr. Saltich has served as Chairman of the Board since February 2009 and as member of the Board since January 2002. Mr. Saltich also served as Lead Independent Director from October 2007 to February 2009. Since February 2006, Mr. Saltich has served as the Chairman and Chief Executive Officer of Vitex Systems, Inc., a developer of transparent ultra-thin barrier films for use in the manufacture of next-generation flat panel displays. From July 1999 to August 2005, he served as the President and Chief Executive Officer of Three-Five Systems, Inc., a technology company specializing in the design, development, and manufacturing of customer displays and display systems. Three-Five Systems, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code on September 8, 2005. From 1993 to 1999 Mr. Saltich served as a Vice President with Advanced Micro Devices, where his last position was General Manager of AMD’s European Microelectronics Center in Dresden, Germany. Mr. Saltich also serves on the Board of Directors of Leadis Technology, Ramtron International Corporation as a member of the audit committee and the chair of the compensation committee, and Atmel Corporation as a member of the audit committee and the chair of the compensation committee. He also serves on the Manufacturing Advisory Board for Cypress Semiconductor Corporation. Mr. Saltich received both a B.S. and an M.S. in electrical engineering from the University of Illinois.

Mr. Saltich brings to the Board extensive experience within two key areas for Immersion — display systems and capacitive touch solutions, as well as many years of service on public company boards, including as chairman as well as his service on audit and compensation committees.

Victor Viegas

Mr. Viegas was named our Chief Executive Officer in April 2010, he has served as our Interim Chief Executive Officer since October 2009 and as a member of the Board of Directors since October 2002. Mr. Viegas was our Chief Executive Officer from October 2002 through April 2008, and President from February 2002 through April 2008. Mr. Viegas was also Chairman of the Board of Directors from October 2007 to February 2009. Mr. Viegas also served as Chief Financial Officer until February 2005, having joined the Company in August 1999 as Chief Financial Officer, Vice President, Finance. From June 1996 to August 1999, he served as Vice President, Finance and Administration and Chief Financial Officer of Macrovision Corporation, a developer and licensor of video and software copy protection technologies. From October 1986 to June 1996, he served as Vice President of Finance and Chief Financial Officer of Balco Incorporated, a manufacturer of advanced automotive service equipment. He holds a B.S. in Accounting and an M.B.A. from Santa Clara University. Mr. Viegas is also a Certified Public Accountant in the State of California, on inactive status.

Mr. Viegas’ day-to-day experience managing our business as Chief Executive Officer gives him useful insights into our Company’s challenges, opportunities and operations.

Vote Required

If a quorum is present and voting, the nomination for Class II director receiving the greatest number of votes will be elected as Class II director. Abstentions and broker non-votes have no effect on the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE CLASS II DIRECTOR NOMINEE LISTED HEREIN.

CORPORATE GOVERNANCE

Board of Directors

Independence of Directors

In accordance with the standards for independence set forth in Nasdaq Marketplace Rule 5605, our Board has determined that, except for Mr. Viegas, as our Chief Executive Officer, each of the members of our Board has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is otherwise “independent” in accordance with the applicable listing standards of the Nasdaq Stock Market (“Nasdaq”) as currently in effect.

Board Structure

The Board has determined that having an independent director serve as Chairman of the Board is in our best interests and those of our stockholders. Mr. Saltich, a non-executive director, serves as our Chairman of the Board and presides over meetings of the stockholders, the Board and the non-executive members of our Board and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of our Board. This structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. Generally, every regular meeting of our Board includes a meeting of our independent non-executive directors without management present.

Committees; Meeting Attendance

The Board has a standing Audit Committee, Compensation Committee, and a Nominating/Corporate Governance Committee. In 2009, the Board held twelve meetings, the Audit Committee held eleven meetings, the Compensation Committee held five meetings, and the Nominating/Corporate Governance Committee held one formal meeting and a number of informal telephonic sessions. In 2009, each of the directors attended at least 75% of the meetings of the Board and any committees of the Board on which he or she serves.

Director Attendance at Annual Meetings

We make every effort to schedule our annual meeting of stockholders at a time and date to accommodate attendance by directors, taking into account the directors’ schedules. All directors are encouraged to attend the annual meeting of stockholders. Two non-employee directors attended our 2009 annual meeting of stockholders.

Risk Management

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through the Audit Committee, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks.

Corporate Governance and Board Committees

The Board has adopted a Code of Business Conduct and Ethics that outlines the principles of legal and ethical business conduct. The code, which is applicable to all of our directors, employees, and officers, is available on our Web site at www.immersion.com/corpgov. Any substantive amendment or waiver of this code may be made only by the Board upon a recommendation of the Audit Committee and will be disclosed on our Web site.

The Board has also adopted a written charter for each of the Audit, Compensation, and Nominating/Corporate Governance Committees. Each charter is available on our Web site at www.immersion.com/corpgov.

Audit Committee

The Audit Committee retains our independent registered public accounting firm, reviews the scope of audit and pre-approves permissible non-audit services by our independent registered public accounting firm, reviews the accounting principles and auditing practices and procedures to be used for our financial statements, reviews the results of those audits, annually reviews the audit committee charter, and reviews related party transactions. The members of the Audit Committee are Messrs. Hodgman and Saltich and Ms. Liggett. Mr. Hodgman is the Chair of the Audit Committee. The Board has determined that each member of the Audit Committee meets the independence criteria set forth in the applicable rules of Nasdaq and the SEC for audit committee membership. In addition, the Board has determined that all members of the Audit Committee possess the level of financial literacy required by applicable Nasdaq and SEC rules and that in accordance with section 407 of the Sarbanes-Oxley Act of 2002, at least one member of the Audit Committee, Mr. Hodgman, is qualified as an “audit committee financial expert,” as defined in the rules of the SEC. Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

Compensation Committee

The Compensation Committee’s responsibilities include: overseeing our general compensation structure, policies and programs, and assessing whether our compensation structure establishes appropriate incentives for management and employees and properly aligns executive compensation with stockholder interests and expected business performance; making recommendations to the Board with respect to and administration of our equity-based compensation plans, including our equity incentive plans and employee stock purchase plan; reviewing and approving compensation packages for our executive officers; reviewing and approving employment and retention agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements; and reviewing the compensation of directors for service on the Board of Directors and its committees and recommending changes in compensation to the Board of Directors. Other than the delegation to the Chief Executive Officer of the authority to grant awards under certain equity plans pursuant to guidelines set by the Board, the Compensation Committee has not delegated any of its duties under its charter. Regarding most compensation matters, including executive and director compensation, management provides recommendations to the Compensation Committee.

The members of the Compensation Committee are Messrs. Saltich, Hodgman and Van Naarden. Mr. Saltich is the Chair of the Compensation Committee. The Board has determined that each member of the Compensation Committee meets the independence criteria set forth in the applicable Nasdaq rules. A report of the Compensation Committee is set forth below. The Board has not yet determined whether the composition of the Compensation Committee will change after Mr. Van Naarden’s term expires.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee identifies, evaluates and recommends candidates for Board positions to the Board and recommends to the Board policies on Board and committee composition and criteria for Board membership. The Nominating/Corporate Governance Committee also recommends to the Board, and reviews on a periodic basis, our succession plan, including policies and principles for selection and succession of the Chief Executive Officer in the event of an emergency or the resignation or retirement of our Chief Executive Officer. In addition, the Nominating/Corporate Governance Committee periodically reviews policies and the compliance of senior executives with respect to these policies. The Nominating/Corporate Governance Committee also reviews our compliance with corporate governance listing requirements of Nasdaq and assists the Board in developing criteria for the annual evaluation of the Chief Executive Officer, director and committee performance. The members of the Nominating/Corporate Governance Committee are Ms. DeGheest and Ms. Liggett. Ms. Liggett is the Chair of the Nominating/Corporate Governance Committee. Each member of the Nominating/Corporate Governance Committee is independent for purposes of Nasdaq rules.

The Nominating/Corporate Governance Committee evaluates all directors whose terms will expire at the next annual meeting of stockholders and are willing to continue in service in order to determine whether to recommend to the Board such directors for election at the annual meeting. The Nominating/Corporate Governance Committee considers the following factors in any such evaluation:

•	the appropriate size of the Board and its committees;

•	the perceived needs of the Board for particular skills, background, and business experience;

•	the relevant skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating/Corporate Governance also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating/Corporate Governance does not have a formal policy with respect to diversity; however, the Board and the Nominating/Corporate Governance believe that it is essential that the Board members represent diverse viewpoints. The Nominating/Corporate Governance Committee’s goal is to assemble a Board that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the Nominating/Corporate Governance Committee to perform all Board and committee responsibilities. Board members are expected to prepare for, attend, and participate in all Board and applicable committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating/Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of Immersion and its stockholders. The Nominating/Corporate Governance Committee believes that to comply with The Nasdaq Stock Market and SEC rules, at least one member of the Board meets the criteria for an “audit committee financial expert,” and at least a majority of the members of the Board meet the definition of “independent” director. The Nominating/Corporate Governance Committee also believes it appropriate for one or more key members of management to participate as members of the Board.

The Nominating/Corporate Governance Committee will consider the criteria and policies set forth above in determining if the Board requires additional candidates for director. The Nominating/Corporate Governance Committee will consider candidates for directors proposed by directors or management, may poll directors and management for suggestions, or conduct research to identify possible candidates, and may engage, if the Nominating/Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates. All such candidates will be evaluated against the criteria and pursuant to the policies and procedures set forth above. All director nominees, including incumbents, must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees at the discretion of the Nominating/Corporate Governance Committee.

The Nominating/Corporate Governance Committee will also evaluate any recommendation for director nominee proposed by a stockholder, provided that such recommendation is sent in writing to the Corporate Secretary at 801 Fox Lane, San Jose, California 95131 at least 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders. The recommendation must also contain the following information:

•	the candidate’s name, age, contact information, and present principal occupation or employment; and

•	a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

The Nominating/Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of all other proposed candidates, including incumbents, and will select the nominees that in the Nominating/Corporate Governance Committee’s judgment best suit the needs of the Board at that time. However, if the Nominating/Corporate Governance Committee determines that a recommendation does not satisfy the above-described requirements, the Committee will not consider such recommendation.

As an alternative for stockholders to recommend director nominees to the Nominating/Corporate Governance Committee, a stockholder may nominate directors for consideration at an annual or special meeting pursuant to the methods prescribed in our bylaws, as summarized below. Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if timely notice of such stockholder’s intent to make such nomination or nominations has been given in writing to our Corporate Secretary. To be timely, notice of a stockholder’s nomination for a director to be elected at an annual meeting shall be received at our principal executive offices not less than 120 days in advance of the date that the proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, to be timely, such notice must be received not later than the close of business on the tenth day following the day on which the date of the annual meeting was announced; provided, however, that in the event that the number of directors to be elected at an annual meeting is increased, and there is no public announcement by us naming the nominees for the additional directorships at least 130 days prior to the first anniversary of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting, a stockholder’s notice shall be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

In the event of a nomination for director to be elected at a special meeting, notice by the stockholders, to be timely, shall be delivered to the Corporate Secretary not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 70th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination, of the beneficial owner, if any, on whose behalf the nomination is being made and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of Immersion entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated or intended to be nominated by the Board; and (e) the consent of each nominee to serve as a director of Immersion if so elected.

If the Chair of the meeting for the election of directors determines that a nomination of any candidate for election as a director at such meeting was not made in accordance with the applicable provisions of our bylaws, such nomination shall be void.

Communications by Stockholders with Directors

Stockholders may communicate with any and all directors by transmitting correspondence by mail, facsimile, or e-mail, addressed as follows: Board or individual director, c/o Corporate Secretary, 801 Fox Lane, San Jose, California 95131; Fax: (408) 350-8761; E-mail Address: corporate.secretary@immersion.com. The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary. The Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation programs are designed to align compensation with our annual and long-term business objectives and performance, enabling us to attract, retain, and reward executive officers and other key employees who contribute to our long-term success and motivate executive officers to enhance long-term stockholder value. We also strive to design programs to position Immersion competitively among the companies against which we recruit and compete for talent. We recognize that compensation programs must be understandable to be effective and that program administration and decision making must be fair and equitable. We also consider the financial obligations created by our compensation programs and design them to be cost effective. To meet these objectives, the principal components of executive compensation in 2009 consisted of base salary, short-term cash incentive awards, and long-term equity incentive awards.

The Compensation Committee reviews and recommends to the Board for approval all compensation programs (including equity compensation) applicable to our executive officers and directors, our overall strategy for employee compensation, and the specific compensation of our Chief Executive Officer and other executive officers. The committee has the sole authority to select, retain, and terminate special counsel and other experts (including compensation consultants), as the committee deems appropriate.

Compensation Actions for 2009

We underwent significant management changes in 2009. On January 9, 2009, we consolidated our Touch Interface Product, Gaming and Mobility business units into one business unit referred to as the Touch line of business. In connection with the consolidation, we appointed Craig Vachon as Senior Vice President and General Manager of our Touch line of business, effective January 12, 2009. On July 31, 2009, Stephen Ambler resigned from his position as Chief Financial Officer and Vice President, Finance with the Company. On August 7, 2009, Daniel Chavez resigned from his position as Senior Vice President and General Manager of the Medical line of business. On October 21, 2009, Mr. Richardson resigned from his position as Chief Executive Officer and President of the Company and Mr. Viegas was appointed as Interim Chief Executive Officer. On October 28, 2009, Henry Hirvela was appointed as Interim Chief Financial Officer of the Company.

The Compensation Committee’s recommendations regarding executive compensation in 2009 took into account these management changes as well as our performance, the current global economic recession and the widespread concern over executive pay. As the macro-economic climate declined and affected our financial results, the Board, at the recommendation of the committee, took action in early 2009, freezing executive salaries at 2008 rates and instead chose to incentivize the executive team with long-term incentives, which is discussed further below. Further, in March 2009, Mr. Richardson, recognizing the need to reduce costs in the challenging business environment, voluntarily reduced his base salary by 12% and all other executive officer base salaries were reduced by 5%.

Role of Executive Officers and Consultants in Compensation Decisions

While the Compensation Committee determines our overall compensation philosophy, the Board sets the compensation for our Chief Executive Officer and the committee sets the compensation of the other executive officers and looks to the Chief Executive Officer to make recommendations to the committee with respect to both overall guidelines and specific compensation decisions. Our Chief Executive Officer also provides the Board and the Compensation Committee with his perspective on the performance of our executive officers as part of the determination of the individual portion payable under the Executive Incentive Plans (as described below) and the annual personnel review as well as a self-assessment of his own performance. The Board establishes compensation levels for our Chief Executive Officer, and our Chief Executive Officer is not present during any of these discussions. Our Chief Executive Officer recommends to the committee specific compensation amounts for executive officers other than himself, and the committee considers those recommendations and information provided by its compensation consultant concerning peer group comparisons and industry trends and makes the ultimate compensation decisions. Our Chief Executive Officer, Vice President of Human Resources, and Vice President of Legal regularly attend the Compensation Committee’s meetings to provide perspectives on the competitive landscape and the needs of the business, information regarding Immersion’s performance, and technical advice. Members of the committee also participate in the Board’s annual review of the Chief Executive Officer’s performance and its setting of annual performance goals, in each case led by our lead independent director or independent chairman of the board. See “Board Structure” above for further details.

In July 2008, the Compensation Committee retained Compensia to develop compensation guiding principles, to conduct a total direct compensation review for our executive officers relative to market norms, to assess the pay and performance relationship of our executive compensation program on an absolute basis and relative to peers and to identify gaps, improvements, opportunities and to offer recommendations to ensure the pay program is aligned with competitive practices, our business strategy and both the individual and company performance. In addition, Compensia evaluated our equity use as compared to current competitive levels and developed a proposed long-term incentive strategy. These compensation consultants reported directly to the committee, and the committee had the sole power to terminate or replace these consultants at any time. As part of its engagement, the Compensation Committee directed the compensation consultants to work with our Vice President of Human Resources and other members of management to obtain information necessary for it to form its recommendations and evaluate management’s recommendations. The consultants also met with the committee during certain of the committee’s meetings and in executive session, where no members of management were present, and with the committee chair and other members of the committee outside of the meetings. Finally, the committee used the consultant to assess Mr. Viegas’ salary and equity position and vesting schedule upon his appointment as Interim Chief Executive Officer in October 2009.

Competitive Considerations

In October 2008, Compensia presented its executive compensation review to the Board, which included an analysis of our compensation components relative to market peers. In performing this analysis, Compensia evaluated our executive compensation relative to companies of similar size and revenue to Immersion in both the technology and medical device sectors. The companies comprising this group were:

Technology Peers

ActiveIdentity Corporation	CEVA, Inc.	DivX, Inc.
DTS, Inc.	MIPS Technologies, Inc.	OpenTV Corporation
QuickLogic Corporation	SRS Labs

Medical Device Peers

Abiomed, Inc.	Accuray, Inc.	ATS Medical, Inc.
Biolase Technology, Inc.	Bovie Medical Corporation	Conceptus, Inc.
Hansen Medical, Inc.	iCAD, Inc.	IRIDEX Corporation
LeMaitre Vascular, Inc.	OraSure Technologies, Inc.	Somanetics Corporation
STAAR Surgical Company	Thermage, Inc.	VNUS Medical Technologies, Inc.

In making its annual compensation decisions in February 2009 with respect to the executive officers that were in place, the committee evaluated our executive compensation relative to these companies, giving a 50% weighting to each group. These peer groups, as well as their respective weightings, will be reviewed annually by the committee to ensure that the comparators are reasonable from a business and size perspective.

Elements of Compensation/Executive Compensation Practices

For 2009, the principal components of executive compensation consisted of base salary, short-term cash incentive awards, stock options, and restricted stock units. Our executive officers are also eligible to participate in our health and benefits plans, retirement savings plans, flexible spending accounts and our employee stock purchase plan, which are generally available to all of our employees. In addition, we have included a discussion of the perquisites available to our Chief Executive Officer. Although the Compensation Committee has not established a fixed policy for the allocation between cash and equity compensation or short-term and long-term compensation, the committee, as part of its evaluation of the compensation of our executive officers, reviews not only the individual elements of compensation, but also total compensation. In general, compensation of executive officers is weighted towards equity incentives, as the committee wants the senior leadership team to have and maintain a long-term perspective on the company’s affairs.

Base Salary

Base salary is the fixed portion of executive pay and is set to reward individuals’ current contributions to the company and compensate them for their expected day-to-day performance. Starting in October 2008, our pay positioning strategy was to target annual base salary ranges of the executive group as a whole at the median level relative to our peer group of technology and medical device companies of similar size and revenue as identified by Compensia. In February 2009, the Compensation Committee reviewed each executive officer’s salary for 2009. Although our executive salaries as a whole generally ranged from 25th to 50th percentile relative to our peer group of technology and medical device companies of similar size and revenue, in light of the financial uncertainties caused by the global macro-economic recession and credit crisis, the committee decided to freeze 2009 salaries for executive officers, including our Chief Executive Officer, at 2008 levels. Further, in March 2009, the Chief Executive Officer voluntarily reduced his base salary by 12% and reduced all other executive officers’ salaries by 5% in an effort to manage expenses in the uncertain economic environment. The executive officers’ salaries were reinstated in October 2009. In October 2009, the Compensation Committee engaged Compensia to evaluate Mr. Viegas’ salary as Interim Chief Executive Officer and determined that it fell within the median level of the peer group discussed above. Our Interim Chief Financial Officer was brought on as a consultant to assist us while we searched for a permanent Chief Financial Officer. As such, the Interim Chief Financial Officer is compensated for services provided based on a daily rate as negotiated by the Compensation Committee.

Short-term Cash Incentive Awards

Executive Incentive Plans.  The Executive Incentive Plans are cash incentive programs designed to align executive compensation with annual performance and to enable Immersion to attract, retain, and reward individuals who contribute to Immersion’s success and motivate them to enhance the value of Immersion. The Compensation Committee believes that incentive payouts should be tightly linked to Immersion’s performance, with individual compensation differentiated based on individual performance. As a result, funding and payouts under the Executive Incentive Plans are dependent and based on Immersion’s performance and individual performance.

The committee, with input from the Chief Executive Officer for all executive officers other than the Chief Executive Officer, establishes (1) performance measures based on business criteria and target levels of performance and (2) a formula for calculating a participant’s award based on actual performance compared to the pre-established performance goals. Performance measures may be based on a wide variety of business metrics.

The following table outlines the performance measures for the 2009 Executive Incentive Plans for each Named Executive Officer with a 2009 Executive Incentive Plan and the committee’s rationale for selecting those performance measures:

Named
Executive Officer	Performance Measures	Rationale

Clent Richardson
• 100% determined by a matrix of varying levels of GAAP adjusted revenue and GAAP adjusted operating profit (loss) achieved in 2009, with minimum amounts below which no payments would occur and maximum amounts at which the Named Executive Officer would earn 200% of this portion of the Executive Incentive Plan.
• The committee believes these financial measures are the best measures of short- and intermediate-term results for the company given that they are publicly announced, widely followed, and can be influenced by management in the short to intermediate term.
Stephen Ambler
• 50% determined by a matrix of varying levels of GAAP adjusted revenue and GAAP adjusted operating profit (loss) achieved in 2009, with minimum amounts below which no payments would occur and maximum amounts at which the Named Executive Officer would earn 200% of this portion of the Executive Incentive Plan.
• The committee believes these financial measures are the best measures of short- and intermediate-term results for the company given that they are publicly announced, widely followed, and can be influenced by management in the short to intermediate term.

Named
Executive Officer	Performance Measures	Rationale

	• 50% determined by achievement of certain management objectives.	• The committee believes the use of individualized management objectives focuses individuals on achieving certain strategic objectives of the company further increasing long-term stockholder value.
Craig Vachon/Daniel Chavez
• 37.5% determined by a matrix of varying levels of GAAP adjusted revenue and GAAP adjusted operating profit (loss) achieved in 2009, with minimum amounts below which no payments would occur and maximum amounts at which the Named Executive Officer would earn 200% of this portion of the Executive Incentive Plan.
• The committee believes these financial measures are the best measures of short- and intermediate-term results for the company given that they are publicly announced, widely followed, and can be influenced by management in the short to intermediate term.

• 37.5% determined by a matrix of varying levels of GAAP adjusted revenue for the Touch or Medical line of business (as applicable) and GAAP adjusted operating profit (loss) achieved for the Touch or Medical (as applicable) line of business in 2009, with minimum amounts below which no payments would occur and maximum amounts at which the Named Executive Officer would earn 200% of this portion of the Executive Incentive Plan.
• The committee believes these financial measures are the best measures of short- and intermediate-term results for the company given that they are publicly announced, widely followed, and can be influenced by management in the short to intermediate term.
	• 25% determined by achievement of certain management objectives.	• The committee believes the use of individualized management objectives focuses individuals on achieving certain strategic objectives of the company further increasing long-term stockholder value.

The GAAP adjusted revenue and GAAP adjusted operating profit (loss) matrix for Immersion for 2009 was as follows:

Revenue / Operating Profit (Loss) Targets	$34.56M	$38.88M	$43.20M	$47.52M	$51.84M

$(10.05)M	125.0%	137.5%	150.0%	175.0%	200.0%
$(11.30)M	100.0%	112.5%	125.0%	150.0%	175.0%
$(12.55)M	75.0%	87.5%	100.0%	125.0%	150.0%
$(13.80)M	62.5%	75.0%	87.5%	112.5%	137.5%
$(15.05)M	50.0%	62.5%	75.0%	100.0%	125.0%

For purposes of the Executive Incentive Plans, GAAP adjusted revenue means revenue recognized by Immersion for the applicable period in accordance with GAAP and as reported in our audited financial statements and operating profit (loss) is operating profit (loss) less corporate support costs, litigation expenses, intangible amortization, and excluding non cash stock compensation expenses. The amount by which a Named Executive Officer is paid any amounts under the Executive Incentive Plan is determined based on our actual performance measured against the targets set forth above as well as the achievements of the management objectives weighted as described above. In addition, the Board of Directors determines a performance weighting to be applied to the Executive’s initial incentive payment calculation, which weighting is based on the Executive’s overall annual performance as determined by the Board. The weighting factor typically ranges between 0.80 and 1.20, which factor is then multiplied by the executive’s initial payment calculation to determine the executive’s incentive payment.

For 2009, the committee determined that the financial performance metrics were the only appropriate metric for the Chief Executive Officer’s Executive Incentive Plan and thus, 100% of Mr. Richardson’s Executive Incentive Plan for 2009 was based on financial metrics, although the committee established a list of management objectives for Mr. Richardson as well. The committee determined that it will continue to use management objectives for all other executives other than the Chief Executive Officer, which objectives will include certain corporate initiatives for specific executives with control over the achievement of such corporate initiatives. In addition, the committee has also determined that it is more appropriate for the discretionary multiplier to be applied only to the management objective portion of the Executive Incentive Plans, rather than the overall Executive Incentive Plan.

Mr. Viegas did not receive a bonus for 2009 due to his recent hiring as Interim Chief Executive Officer. Messrs. Richardson, Ambler and Chavez did not receive a bonus for 2009 due to their departures. Mr. Hirvela was not eligible to receive a bonus, as he was hired in an interim capacity and compensated at a daily rate. Mr. Vachon received a bonus of $66,844 for 2009, representing 62.5% achievement of the Touch line of business operational goals of revenue of at least $18.44 million and line of business GAAP operating loss prior to restructuring costs and prior to taking account of executive incentive plan payment amounts no greater than $6.51 million and 100% fulfillment of his management objectives. A weighting factor of 1.0 based on the Board’s discretionary determination that Mr. Vachon and the other executive team members were performing adequately.

Equity Incentive Awards

In July 2008, Compensia performed its total direct executive compensation review and although the value of the grants placed Immersion in the 50th percentile compared to the technology and medical device peer groups, it was determined that unvested executive option holdings were providing minimal retention value because in most cases the value of the unvested option holdings were found to be lower than the executive’s base salary amounts. Additionally, many of the outstanding stock options had exercise prices significantly below the current market price of our common stock. In addition, our option burn rate over the last three years was found to be at or above the 75th percentile compared to the peer groups.

As a result, for 2009, the committee decided to target award values at the 75th percentile relative to its peer groups and utilize restricted stock units in addition to stock options to increase the retention value for the executive officers as well to reduce the burn rate. As a result, in 2009, our Chief Financial Officer received a mix of stock option grants and restricted stock units. Because our Senior Vice President and General Managers of our lines of businesses had recently received their new hire grant, the Compensation Committee determined that their equity position satisfied the target award values and they did not receive any further grants. The committee chose to further incentivize Mr. Richardson with a sizeable option grant in 2009 with an extended vesting period of five years with most of the shares vesting in the later years. After consulting with Compensia, the committee determined that a sizeable equity grant in 2009 with significant back-loaded vesting in lieu of smaller grants over the next few years was the proper incentive to keep Mr. Richardson focused on long-term business objectives and further concentrates more of Mr. Richardson’s overall compensation toward long-term equity incentives. In determining Mr. Viegas’ grant as Interim Chief Executive Officer in October 2009, the Compensation Committee consulted with Compensia and determined that the size and vesting of this grant was consistent with the targets previously established by the Compensation Committee. Because of the structure of his compensation arrangement, namely a cash daily rate, Mr. Hirvela did not receive any equity awards.

Severance and Change in Control Payments

We have, from time to time, entered into offer letters or employment agreements that contain certain benefits payable, in certain situations, upon termination or change in control. All such benefits extended to our executive officers are approved by the Compensation Committee in order to be competitive in our hiring and retention of executive officers, in comparison with companies with which we compete for talent. All such agreements with the Named Executive Officers are described in “Potential Payments upon Termination or Change in Control” elsewhere in this Proxy Statement.

We have entered into retention and change in control agreements with our executive officers with the goal of retaining such executive officers during the pendency of a proposed change of control transaction, and in order to align the interests of the executive officers with our stockholders in the event of a change in control. We believe that a proposed or actual change in control transaction can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without the benefits under the Change in Control Agreements, executive officers may be tempted to leave our employment prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. The Compensation Committee believes that these benefits therefore serve to enhance stockholder value in the transaction, and align the executive officers’ interests with those of the Company’s stockholders in change in control transactions. A description of the terms and conditions of such Change in Control Agreements is set forth in “Potential Payments upon Termination or Change in Control” elsewhere in this Proxy Statement.

Other Benefits

We provide certain executive officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation programs and philosophy. These benefits are provided in order to enable us to attract and retain these executives. The committee periodically reviews the levels of these benefits provided to our executive officers. These benefits include participation in our health and benefits plans, retirement savings plans, flexible spending accounts and our employee stock purchase plan, which are generally available to all of our employees. In addition, we also reimbursed Mr. Richardson for his commuting expenses. As part of his fees for his consultancy, we also paid for Mr. Hirvela’s commuting expenses, housing and car rental expenses during the term of his engagement. As set forth in the Summary Compensation Table below, in 2009 the value of all perquisites provided to Mr. Richardson was $46,409, the value of Mr. Hirvela’s perquisites paid on his behalf was $19,672 and the value of all perquisites provided to all other officers was of a nominal amount.

Equity Compensation Grant Practices

We do not have any program, plan, or practice to select equity compensation (including stock option) grant dates in coordination with the release of material non-public information, nor do we time the release of information for the purpose of affecting value. For all stock options, employees have ten years from the date of the grant to exercise vested options, assuming they remain an employee of or service provider to Immersion or its subsidiaries and subject to any requirements of local law.

New Hire Grants.  New hire grants of equity compensation are made to eligible employees in connection with the commencement of employment. New hire grants become effective on and are priced as of the tenth business day of the month following the month of hire. These grants generally become fully vested after four years, with 1/4th of the grant vesting on the first anniversary of the date of commencement of employment and 1/48th of the grant vesting monthly thereafter. Grants to individuals of 50,000 shares or less, not to exceed an aggregate of 150,000 shares in any fiscal quarter, are made by the Chief Executive Officer pursuant to the delegation of power by the Compensation Committee. Such grants must be granted on the tenth business day of each month for individuals who were employees as of the last day of the previous month. All other grants are made by the committee.

Annual Grants.  In the past, annual stock option grants have been awarded at the regularly scheduled Board meeting held in February and are effective and priced at the closing market price on the second business day after the release of our year-end operating results release. We selected this date to allow Immersion to close its financial statements for the prior year, announce results for the prior year, and finalize the performance ratings of employees prior to the determination of the awards. Annual stock option grants awarded to executives are priced and granted to executives on the same date and at the same price that they are priced and granted to the rest of our employees receiving annual grants and typically have the same four-year vesting schedule.

Going forward, as a result of the equity compensation review performed by Compensia in July 2008, we moved to a model pursuant to which only 60% of the employee population will receive annual grants and these grants will be in the form of restricted stock units. These grants will also be awarded at the regularly scheduled Board meeting held in February and will be made on the second business day after the release of our year-end earnings release. Unlike the stock option grants, these grants will typically vest as to 1/3rd of shares on an annual basis assuming continued service and subject to any requirements of local law.

Impact of Accounting and Tax Requirements on Compensation

We are limited by Section 162(m) of the Internal Revenue Code of 1986 to a deduction for federal income tax purposes of up to $1,000,000 of compensation paid to our Named Executive Officers in a taxable year. Compensation above $1,000,000 may be deducted if, by meeting certain technical requirements, it can be classified as “performance-based compensation.” The stock options and restricted stock unit awards granted under our 2007 Equity Incentive Plan are intended to be treated under current federal tax law as performance-based compensation exempt from limitation on deductibility. Although the Compensation Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation and it will elect to forego deductibility when the committee believes it to be in the best interests of the company and its stockholders.

In addition to considering the tax consequences, the committee considers the accounting consequences of, including the impact of the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (ASC 718), in its decisions in determining the forms of different awards and generally attempts to keep the value of awards equivalent regardless of type.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

The Compensation Committee reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	weighting towards long-term incentive compensation discourages short-term risk taking;

•	goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	incentive awards are capped by the Compensation Committee; and

•	as a technology company, the Company does not face the same level of risks associated with compensation for employees at financial services (traders and instruments with a high degree of risk).

Furthermore, as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking.

Conclusion

In evaluating the individual components of overall compensation for each of our executive officers, the Compensation Committee reviews not only the individual elements of compensation, but also total compensation. Through the compensation programs described above, a significant portion of the compensation awarded to our executive officers is contingent upon individual and Immersion’s performance. The committee remains committed to this philosophy of pay-for-performance and will continue to review executive compensation programs to ensure that the interests of our stockholders are served.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of Immersion, have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
Jack Saltich, Chair
John Hodgman
Robert Van Naarden

2009 Summary Compensation Table

The following table sets forth information concerning the compensation earned during the years ended December 31, 2009, 2008 and 2007 by our current Chief Executive Officer, our former Chief Executive Officer, our current Interim Chief Financial Officer, our former Chief Financial Officer and our other most highly compensated executive officers (collectively, the “Named Executive Officers”)

					Non-Equity
				Option	Incentive Plan	All Other
	Fiscal			Awards(7)	Compensation(8)	Compensation
Name & Principal Position	Year	Salary ($)	Bonus ($)	($)	($)	($)		Total ($)

Victor Viegas	2009	$70,000	$—	$1,403,375	$—	$150,237		$1,623,612
Chief Executive	2008	125,044	—	48,339	48,000	209,587	(9)	430,970
Officer(1)	2007	298,750	—	—	135,000	—		433,750
Clent Richardson	2009	250,182	—	777,750	—	540,170	(10)	1,568,102
Former President and Chief Executive Officer(2)	2008	205,962	40,000	3,850,335	120,960	33,267		4,250,524
Henry Hirvela	2009	112,176	—	—	—	19,672	(11)	131,848
Interim Chief Financial Officer(3)
Stephen Ambler	2009	138,983	—	197,808	—	115,443	(12)	452,234
Former Chief Financial	2008	219,927	—	67,675	55,167	—		342,769
Officer and Vice President, Finance(4)	2007	214,464	—	64,471	25,712	—		304,647
Craig Vachon	2009	223,896	—	138,650	66,844	9,000		438,390
Senior Vice President and General Manager of Touch line of business(5)	2008	60,154	25,000	519,870	—	4,700		609,724
Daniel Chavez	2009	149,738	—	518,805	—	60,864	(13)	729,407
Former Senior Vice President and General Manager of Medical line of business(6)	2008	21,673	40,000	47,360	—	2,608		111,641

(1)	Mr. Viegas became Interim Chief Executive Officer on October 21, 2009.

(2)	Mr. Richardson resigned from his position as President and Chief Executive Officer and member of the Board on October 21, 2009.

(3)	Mr. Hirvela was appointed Interim Chief Financial Officer on October 28, 2009.

(4)	Mr. Ambler resigned from his position as Chief Financial Officer and Vice President, Finance on July 31, 2009.

(5)	Mr. Vachon was appointed Senior Vice President and General Manager of the Touch Line of Business effective January 12, 2009.

(6)	Mr. Chavez resigned from his position as Senior Vice President and General Manager of the Medical Line of Business on August 7, 2009.

(7)	The amounts in this column represent the fair value of the awards on the date of grant, computed in accordance with ASC 718. See note 10 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for 2009 for a discussion of our assumptions in determining the ASC 718 values.

(8)	Consists of bonus awards under our Executive Incentive Plans.

(9)	Consists of severance payments of $196,154 and COBRA payments of $13,433 in 2008 and severance payments of $132,692 and COBRA payments of $8,461 in 2009 pursuant to the Resignation Agreement and General Release of Claims dated April 24, 2008, between Mr. Viegas and us. Additionally, 2009, consists of Board of Director Fees of $8,516 earned by Mr. Viegas while he was a non-employee member of the Board of Directors.

(10)	Consists of severance payments of $487,500, COBRA payments of $3,829 and perquisites of $46,409 for travel and commuting reimbursement.

(11)	Consists of travel and commuting reimbursement.

(12)	Consists of severance payments of $104,817 and COBRA payments of $8,762.

(13)	Includes severance payments of $59,000.

2009 Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a Named Executive Officer during the year ended December 31, 2009:

							All Other			Grant Date
		Estimated Future Payouts			All other		Option		Exercise or	Fair Value
		Under Non-Equity Incentive Plan			Stock Awards:		Award		Base Price	of Stock
		Awards(1)(2)			Number of		Number of Securities		of Option	and
		Threshold	Target	Maximum	Shares of		Underlying		Awards	Option Awards
Name	Grant Date	($)	($)	($)	Stock or Units		Options(#)		($/sh)	($)

Victor Viegas	3/4/2009	$—	$—	$—	4,500	(3)	—		$—	$12,150
	3/4/2009	—	—	—	—		8,500	(3)	2.70	13,745
	11/13/2009	—	—	—	—		600,000		3.85	1,377,480
Clent Richardson	3/4/2009	157,500	315,000	630,000	—		500,000		2.70	777,750
Henry Hirvela	—	—	—	—	—		—		—	—
Stephen Ambler	3/4/2009	100,403	154,467	247,147	33,334		—		—	90,002
	3/4/2009	—	—	—	—		66,666		2.70	107,806
Craig Vachon	2/13/2009	79,350	138,000	248,400	—		50,000		4.63	138,650
Daniel Chavez	1/15/2009	84,525	147,000	264,600	—		175,000		4.95	518,805

(1)	These awards were made pursuant to the 2009 Executive Incentive Plans.

(2)	Mr. Viegas and Mr. Hirvela were not eligible for Non-Equity Incentive Plan Awards during 2009.

(3)	Represents award granted to Mr. Viegas while he was a non-employee member of the Board of Directors

The following table sets forth information concerning the value of exercisable and unexercisable options held as of December 31, 2009 by the Named Executive Officers:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

	Option Awards					Stock Awards
	Number of Securities					Number of Shares or	Market Value of
	Underlying					Units of Stock that	Shares or Units of
	Unexercised Options(1)			Option	Option	Have Not	Stock that Have Not
	Exerciseable	Unexerciseable		Exercise	Expiration	Vested	Vested(2)
	(#)	(#)		Price ($/sh)	Date	(#)	($)

Victor Viegas	18,600	—		$10.50	2/7/2011	—	$—
	15,000	—		6.23	5/1/2011	—	—
	100,000	—		6.03	6/18/2011	—	—
	50,000	—		2.35	2/15/2012	—	—
	125,000	—		1.28	2/5/2013	—	—
	200,000	—		7.00	2/4/2014	—	—
	87,500	12,500	(3)	6.11	6/5/2016	—	—
	4,583	5,417	(4)	8.61	3/3/2018	—	—
	—	8,500	(5)	2.70	3/4/2019	—	—
	25,000	575,000	(6)	3.85	11/13/2019	—	—
	—	—		—	—	4,500	20,610
Clent Richardson	239,062	—		9.81	5/14/2018	—	—
Henry Hirvela	—	—		—	—	—	—
Stephen Ambler	135,000	—		6.79	2/28/2015	—	—
	12,812	—		6.95	2/27/2016	—	—
	7,052	—		9.04	3/5/2017	—	—
	4,958	—		8.61	3/3/2018	—	—
Craig Vachon	—	103,125	(7)	5.92	10/14/2018	—	—
	—	50,000	(8)	4.63	2/13/2019	—	—
Daniel Chavez	—	—		—	—	—	—

(1)	Except as otherwise indicated, options vest as to 25% of the shares on the one year anniversary of the vesting commencement date and the remaining vest at a monthly rate of one forty-eighth.

(2)	Based on the closing price of our common stock of $4.58 per share on the Nasdaq Global Market on December 31, 2009.

(3)	Vested as to 25% of the shares on June 5, 2007.

(4)	Vested as to 25% of the shares on February 27, 2009.

(5)	Vested as to 100% of the shares on March 4, 2010.

(6)	Vests monthly commencing on October 21, 2009

(7)	Vested as to 25% of the shares on September 29, 2009.

(8)	Vests as to 25% of the shares on January 13, 2010.

Option Exercises In 2009 Fiscal Year

There were no stock option exercises by our Named Executive Officers during the year ended December 31, 2009.

Potential Payments upon Termination or Change in Control

We have entered into the following agreements with each of our Named Executive Officers that provide for severance benefits, and for additional benefits in connection with a change in control of Immersion:

Mr. Victor Viegas

Effective October 20, 2009, Mr. Viegas became our Interim Chief Executive Officer. In connection with his appointment, we entered into an employment agreement with Mr. Viegas. Mr. Viegas will receive an annual base salary of $350,000 and will be eligible beginning fiscal 2010 to receive an annual bonus of up to 60% of his base salary. Mr. Viegas will also be granted an option to purchase 600,000 shares of common stock, with an exercise price equal to the fair market value of Immersion’s common stock on the date of grant. This option will vest as to 1/48th of the shares and ratably on a monthly basis over the subsequent 48 months.

If the employment of Mr. Viegas is terminated without “Cause,” as defined in the agreement or resigns for “Constructive Reason,” as defined in the agreement, he would be entitled to receive, as severance, a payment equal to 12 months of his base salary and health insurance premium payments for 12 months. In addition, Mr. Viegas will also be entitled to immediate vesting of 70% of his then unvested equity awards held by him.

In the event that Mr. Viegas is terminated without Cause or resigns for Constructive Reason, within three months of, or within 1 year following, a “Change of Control,” as defined in the agreement, Mr. Viegas will be entitled to receive a lump sum severance payment equal to 12 months base salary and health insurance premium payments for 12 months. In addition, Mr. Viegas will also be entitled to immediate vesting of 70% of his then unvested equity awards held by him.

Payment of the foregoing benefits will be conditioned upon Mr. Viegas’ execution of a general release of claims.

Mr. Clent Richardson

Effective April 20, 2009, we entered into an Amended and Restated Retention and Ownership Change Event Agreement with Mr. Richardson which provides for the payment of severance and health insurance premiums upon the occurrence of certain events. The agreement provides that if Mr. Richardson is terminated without “Cause,” as defined in the agreement or resigns for “Good Reason,” as defined in the agreement, he would be entitled to receive, as severance, base salary for a period of 18 months following the date of termination, payable within 10 business days of termination and subject to compliance with Section 409A of the Internal Revenue Code. In addition, the agreement provides Mr. Richardson shall be entitled to continued payment of health insurance premiums for 18 months.

In the event that Mr. Richardson is terminated without Cause or resigns for Good Reason, within three months of, or within 1 year following, an “Ownership Change Event,” as defined in the agreement, the agreement provides Mr. Richardson will be entitled to receive a lump sum severance payment equal to 24 months base salary, payable within 10 business days of termination and subject to compliance with Section 409A of the Internal Revenue Code. In addition, the agreement provides Mr. Richardson shall be entitled to continued payment of health insurance premiums for 24 months. The agreement also provides Mr. Richardson will be entitled to immediate vesting of all of his then unvested stock and stock options and a six month post-termination exercise period with respect to stock options then held by him

On October 20, 2009, we entered into a Separation Agreement and General Release of claims with Mr. Richardson (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Richardson received a payment of $487,500, representing approximately 18 months of his base salary prior to the March 2009 company-wide salary reduction. We are required to pay Mr. Richardson’s COBRA health insurance premiums for up to 18 months, and he was entitled to receive up to $10,000 in reimbursement for documented expenses related to moving and the cancellation of his apartment lease and car lease. In the event an Ownership Change Event (as defined in the Retention Agreement) was consummated within three (3) months following October 20, 2009 (the “Termination Date”), we would have been required to pay Mr. Richardson a lump sum payment equal to six (6) months’ of his annual base salary in effect as of the Termination Date within thirty (30) days of the consummation of such Ownership Change Event, and vesting as to one hundred percent (100%) of his then outstanding equity awards upon consummation of such Ownership Change Event. Mr. Richardson entered into a general release of claims in favor of us. Mr. Richardson also agreed not to solicit our employees for a period of one year.

Mr. Stephen Ambler

Effective April 22, 2009, we entered into an Amended and Restated Retention and Ownership Change Event Agreement with Mr. Ambler which provides for the payment of severance and health insurance premiums upon the occurrence of certain events. The agreement provides that if Mr. Ambler is terminated without “Cause”, he would be entitled to receive, as severance, base salary for a period of 12 months following the date of termination, payable within 10 business days of termination and subject to compliance with Section 409A of the Internal Revenue Code. In addition, the agreement provides Mr. Ambler shall be entitled to continued payment of health insurance premiums for 12 months.

In the event that Mr. Ambler is terminated without Cause or resigns for “Good Reason” within three months of, or within 1 year following, an “Ownership Change Event” the agreement provides Mr. Ambler will be entitled to receive a lump sum severance payment equal to 12 months base salary, payable within 10 business days of termination and subject to compliance with Section 409A of the Internal Revenue Code. In addition, the agreement provides Mr. Ambler shall be entitled to continued payment of health insurance premiums for 12 months.

On July 31, 2009, Stephen M. Ambler, our former Chief Financial Officer and Vice-President, Finance resigned from his employment with us and we entered into a separation agreement with him. We agreed to pay Mr. Ambler approximately $105,000, representing six months of his current base salary. In addition, we agreed to pay him six months of COBRA payments and to extend the exercise period of his currently-vested stock options.

Mr. Daniel Chavez

In connection with the appointment of Mr. Daniel Chavez as Senior Vice President of the Medical line of business, we entered into an offer of employment with Mr. Chavez dated November 25, 2008. Pursuant to the letter, Mr. Chavez was employed as Senior Vice President and General Manager of the Medical Line of Business at a salary of $245,000 per annum, and received a sign-on bonus in the amount of $25,000, which bonus must be reimbursed to us on a pro rata basis in the event Mr. Chavez voluntarily terminates his employment prior to December 1, 2009. The agreement provides Mr. Chavez participates in the 2009 executive bonus plan with a target annual bonus amount of $147,000. The agreement provides Mr. Chavez is also eligible for one year of relocation assistance, including tax grossed-up payment of moving costs, fees related to closing costs, up to 60 days of temporary housing, travel expenses for two house hunting trips and a $15,000 discretionary move bonus for incidental costs. The agreement provides in the event that Mr. Chavez terminates his employment within the first year of his actual move date, Mr. Chavez will be required to repay all or part of these relocation payments. Mr. Chavez was also granted an option to purchase 175,000 shares of our common stock pursuant to our 2008 Employment Inducement Award Plan. This option vests over four years at the rate of 25% on the one year anniversary of the commencement of employment, and thereafter in equal monthly installments at the rate of 1/48th per month over the remaining 36 months.

We also entered into a retention and ownership change event agreement with Mr. Chavez. The agreement provides for the payment of severance and health insurance premiums upon the occurrence of certain events. In the event that his employment is terminated without cause, Mr. Chavez will be entitled to receive a lump sum severance payment equal to 6 months base salary and payments of health insurance premiums for the earlier of 6 months or the date on which Mr. Chavez first becomes eligible to obtain other group health insurance coverage. In the event that Mr. Chavez’s employment is terminated without cause, or is terminated by him with good reason, in either case, in connection with an ownership change event of Immersion, the agreement provides Mr. Chavez will also be entitled to receive a lump sum severance payment equal to 12 months base salary and payments of health insurance premiums for the earlier of 12 months or the date on which Mr. Chavez first becomes eligible to obtain other group health insurance coverage. The agreement provides payment of the foregoing benefits will be conditioned upon Mr. Chavez’s execution of a general release of claims.

Mr. Chavez received a severance payment of three months base salary, or $59,000, when he resigned but he did not receive any additional payments or acceleration or vesting of equity awards.

Mr. Craig Vachon

We entered into an offer of employment with Mr. Vachon dated September 7, 2008, pursuant to which he was initially employed as Vice President and General Manager of Mobility at a salary of $230,000 and a sign on bonus in the amount of $25,000, which bonus must be reimbursed to us on a pro rata basis in the event Mr. Vachon voluntarily terminates his employment prior to September 29, 2009. Mr. Vachon participated in the 2008 executive bonus plan with a target annual bonus amount of $138,000, of which $25,000 is guaranteed and which amount has been paid; this bonus must be reimbursed on a pro rata basis to us in the event Mr. Vachon voluntarily terminates his employment prior to September 29, 2009. Mr. Vachon is eligible for housing assistance for the first six months of his employment. During the first three month period, he was entitled to reimbursement of actual and reasonable expenses incurred for lodging and meal expenses, and for the second three month period, we are paying $2,000 per month to off-set living expenses. On October 14, 2008, Mr. Vachon received an option to purchase 150,000 shares of our common stock pursuant to the 2008 Employment Inducement Award Plan. This option will vest over four years at the rate of 25% on the one year anniversary of the commencement of employment, and thereafter in equal monthly installments at the rate of 1/48th per month over the remaining 36 months.

In connection with Mr. Vachon’s appointment to Senior Vice President and General Manager of the Touch line of business, he received an option to purchase 50,000 shares of our common stock pursuant to the 2007 Equity Incentive Plan. This option will vest over four years at the rate of 25% on January 9, 2010, and thereafter in equal monthly installments at the rate of 1/48th per month over the remaining 36 months.

We also entered into a retention and ownership change event agreement (the “Retention Agreement”) with Mr. Vachon. The Retention Agreement provides for the payment of severance and health insurance premiums upon the occurrence of certain events. In the event that his employment is terminated without cause, Mr. Vachon will be entitled to receive a lump sum severance payment equal to 6 months base salary and payments of health insurance premiums for the earlier of 6 months or the date on which Mr. Vachon first becomes eligible to obtain other group health insurance coverage. In the event that Mr. Vachon’s employment is terminated without cause, or is terminated by him with good reason, in either case, in connection with an ownership change event of Immersion, then Mr. Vachon will also be entitled to receive a lump sum severance payment equal to 12 months base salary and payments of health insurance premiums for the earlier of 12 months or the date on which Mr. Vachon first becomes eligible to obtain other group health insurance coverage. Payment of the foregoing benefits will be conditioned upon Mr. Vachon’s execution of a general release of claims.

The table below shows the potential value for each Named Executive Officer employed by Immersion as of December 31, 2009 under various termination of employment related scenarios, assuming that the triggering event for such value transfer occurred on December 31, 2009.

Event	Victor Viegas	Craig Vachon

Termination without cause	$671,044	$122,991
Termination without cause or resignation for constructive reason	671,044	—
Termination without cause or resignation for constructive reason occurs due to a change in control	671,044	245,982

Dollar amounts include potential severance payout, potential COBRA payments and potential equity award acceleration based on the fair market value on December 31, 2009 less the exercise price.

Director Compensation

The following table sets forth information concerning the compensation earned during 2009 by each person who served as a director during the year ended December 31, 2009:

		Stock	Option
	Fees Earned or	Awards	Awards (3)	Total
Name	Paid in Cash (2) ($)	(3) (5) ($)	(4) ($)	($)

Anne DeGheest	$24,666	$12,150	$13,745	$50,561
John Hodgman	35,666	12,150	13,745	61,561
Emily Liggett	28,666	12,150	13,745	54,561
Jack Saltich	42,667	12,150	13,745	68,562
Robert Van Naarden	25,666	12,150	13,745	51,561
Victor Viegas(1)	8,516	12,150	13,745	34,411

(1)	In 2009, Mr. Richardson and Mr. Viegas were our only employee directors and they did not receive any additional compensation for their services as members of our Board of Directors while they were employees. Amounts included for Mr. Viegas were earned while he was a non-employee member of the Board of Directors.

(2)	Consists of meeting fees for service as members of the Board of Directors. Fees earned by directors vary depending on the number of Board meetings attended by the director, the number of committees on which the director served, the number of committee meetings attended by the director, and whether the director was Chair of the Board or certain committees. See Cash Compensation below for more information.

(3)	Represents the grant date fair value of stock options or restricted stock, as applicable, granted in 2009 in accordance with ASC 718, disregarding for this purposes the estimate of forfeitures related to service-based vesting conditions. For a discussion of assumptions used to calculate the ASC 718 grant date fair value, refer to Note 10 (Stock-based Compensation) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. See Stock Options below for more information.

(4)	For each member of our Board of Directors who was not an employee at the time of grant, below is the grant date fair value of each equity award granted in 2009 computed in accordance with ASC 718 and the aggregate number shares subject to equity awards outstanding on December 31, 2009. Assumptions used in the calculation of the grant date fair value are included in Note 10 (Stock-based Compensation) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

			Option Awards
	Option Awards	Aggregate Grant	Outstanding at
	Granted in 2009	Date Fair Value	December 31, 2009
Name(1)	(#)	($)	(#)

Anne DeGheest	8,500	$13,745	58,500
John Hodgman	8,500	13,745	78,500
Emily Liggett	8,500	13,745	53,501
Jack Saltich	8,500	13,745	88,500
Robert Van Naarden	8,500	13,745	78,500
Victor Viegas	8,500	13,745	1,227,100

(5)	For each member of our Board of Directors who was not an employee at the time of grant, below is the grant date fair value of each restricted stock award granted in 2009 computed in accordance with ASC 718 and the aggregate number of restricted stock awards outstanding on December 31, 2009. Assumptions used in the calculation of the grant date fair value are included in Note 10 (Stock-based Compensation) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

	Awards	Aggregate Grant	Awards Outstanding
	Granted in 2009	Date Fair Value	at December 31, 2009
Name(1)	(#)	($)	(#)

Anne DeGheest	4,500	$12,150	4,500
John Hodgman	4,500	12,150	4,500
Emily Liggett	4,500	12,150	4,500
Jack Saltich	4,500	12,150	4,500
Robert Van Naarden	4,500	12,150	4,500
Victor Viegas	4,500	12,150	4,500

Cash Compensation

In 2009, non-employee directors each received retainer fees of $25,000 per year, typically paid in quarterly installments on the date of each quarterly Board meeting and payable only in the event they attend such Board meeting. In addition, the Chairman of the Board received an additional retainer fee of $10,000 per year. The Chair of the Audit Committee received a $10,000 annual committee fee, the Chair of the Compensation Committee received a $7,000 annual committee fee, and the Chair of the Nominating/Corporate Governance Committee received a $3,000 annual committee fee. Non-employee directors who are members of the Audit and Compensation Committees received $3,000 annual committee fees and non-employee directors of the Nominating/Corporate Governance Committee received $2,000 annual committee fees. These annual committee fees are typically paid quarterly on the date of the quarterly Board meetings. Directors are entitled to reimbursement of reasonable travel expenses they incur in connection with attending Board and committee meetings. In March 2009, in light of the financial uncertainties caused by the global macro-economic recession and credit crisis, the retainer fee for each non-employee director was reduced by 12%. The fee was reinstated to the prior amount in December 2009 effective for fiscal 2010.

Stock Options

Non-employee directors are granted an option to purchase 40,000 shares of common stock under our 2007 Plan on the date the director joins the Board. This initial option, like those received by all other individuals joining Immersion, is granted with an effective date of the tenth business day of the month following the month the director joins the Board. In 2009, following a review with its independent compensation consultant Compensia, the annual grants to non-employee directors were set at 4,500 shares of restricted stock and options to purchase 8,500 shares. Subject to continued service, 100% of the options and restricted stock vest on the first anniversary of their grant date. Options granted to non-employee directors accelerate in full and become completely vested upon a change of control. For options that would otherwise be granted prior to our release of results of operations, the effective date of such option grants is the second business day after our earnings release and the exercise price per share equals the closing price per share on the Nasdaq Global Market on the effective date of the option grants; the exercise price per share for all other options equals the closing price per share on the Nasdaq Global Market on the tenth business day of the month following the month in which the option was granted. Each option has or will have a maximum term of ten years, subject to earlier termination should the optionee cease to serve as a member of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals serving on the Compensation Committee was at any time during 2009, or at any other time, an officer or employee of Immersion. No executive officer of Immersion serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or the Compensation Committee.

RELATED PERSON TRANSACTIONS

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of any related party transactions. Review of any related party transaction would include reviewing each such transaction for potential conflicts of interests and other improprieties. Except as described elsewhere in this Proxy Statement, including in “Executive Compensation” above, or in “Other Transactions” below, since January 1, 2009, there has not been, nor is there currently proposed, any transaction or series of similar transactions, to which Immersion is or was a party, in which the amount involved exceeds $120,000 and in which any of its directors, executive officers, or holders of more than 5% of our capital stock had or will have a direct or indirect material interest.

In addition to indemnification provisions in our bylaws, we have entered into agreements to indemnify our directors and executive officers. These agreements provide for indemnification of our directors and executive officers for some types of expenses, including attorney’s fees, judgments, fines, and settlement amounts incurred by persons in any action or proceeding, including any action by or in the right of Immersion, arising out of their services as our director or executive officer. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We are asking the stockholders to ratify the Audit Committee’s engagement of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and in the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its engagement. Even if the engagement is ratified, the Audit Committee, in its discretion, may direct the engagement of a different independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interest of our company and our stockholders. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Deloitte & Touche LLP has been the independent registered public accounting firm that audits our financial statements since 1997. In accordance with standing policy, Deloitte & Touche LLP periodically changes the personnel who work on the audit. We have no current consulting agreements with Deloitte & Touche LLP.

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2009 and 2008 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

	2009	2008

Audit Fees(1)	$2,850,818	$898,993
Audit Related Fees(2)	—	91,054
Tax Fees(3)
Tax Compliance/Preparation	57,727	17,822
Other Tax Services	8,951	—

Total Tax Fees	$66,678	$17,822
All Other Fees(4)	—	—

Total Fees	$2,917,496	$1,007,869

(1)	Audit fees consist of fees billed, or expected to be billed, for professional services rendered for the audits of our consolidated financial statements and the effectiveness of our internal controls over financial reporting, along with reviews of interim condensed consolidated financial statements included in quarterly reports, services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements, and attestation services. Additionally, in 2009, Deloitte & Touche LLP provided additional audit and professional services in conjunction with Immersion’s restatement of its 2008 10-K and Q1 2009 10-Q.

(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax fees consist of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees billed for tax return preparation, claims for refunds, and tax payment planning services related to federal, state, and international taxes. Other tax services consist of fees billed for services including tax advice, tax strategy, and other miscellaneous tax consulting and planning. For the fiscal year ended December 31, 2009 and 2008, our domestic tax returns were handled by PriceWaterhouseCoopers.

(4)	All other fees consist of fees for all other services other than those reported above. The Company’s intent is to minimize services in this category.

The Audit Committee has determined that all services performed by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP. In addition, since the effective date of the SEC rules stating that an independent public accounting firm is not independent of an audit client if the services it provides to the client are not appropriately approved, the Audit Committee has approved, and will continue to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services.

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm, pursuant to which it may pre-approve certain audit fees, audit-related fees, tax fees, and fees for other services. Under the policy, the Audit Committee may also delegate authority to pre-approve certain specified audit or permissible non-audit services to one or more of its members. A member to whom pre-approval authority has been delegated must report his pre-approval decisions, if any, to the Audit Committee at its next meeting. Unless the Audit Committee determines otherwise, the term for any service pre-approved by a member to whom pre-approval authority has been delegated is twelve months.

Vote Required

Stockholder ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm is not required by our bylaws or otherwise. The Board, however, is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Immersion and our stockholders.

Approval of this proposal requires the affirmative vote of a majority of the votes cast at the annual meeting of stockholders, as well as the presence of a quorum representing a majority of all outstanding shares, either in person or by proxy. Abstentions will be treated as votes cast and will have the same effect as a “no” vote. Broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2
THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

This report of the audit committee is required by the Securities and Exchange Commission, and is not “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Immersion under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

Under the guidance of a written charter adopted by the Board, the purpose of the Audit Committee is to retain an independent registered public accounting firm, to make such examinations as are necessary to monitor the corporate financial reporting of the our internal and external audits and its subsidiaries, to provide to the Board the results of its examinations and recommendations derived therefrom, to outline to the Board the improvements made, or to be made, in internal accounting controls, and to provide the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

Management is primarily responsible for the system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for expressing an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee is responsible for monitoring and overseeing these processes.

In this context and in connection with the audited financial statements contained in our Annual Report on Form 10-K for fiscal 2009, the Audit Committee:

•	reviewed and discussed the audited financial statements with management;

•	discussed with Deloitte & Touche LLP, with and without management present, the matters required to be discussed under Statement of Auditing Standards No. 114, as amended, (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; discussed with the independent registered public accounting firm its independence; and concluded that the nonaudit services performed by Deloitte & Touche LLP are compatible with maintaining its independence; and

•	based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements be included in our 2009 Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC.

AUDIT COMMITTEE
John Hodgman, Chair
Emily Liggett
Jack Saltich

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth as of April 14, 2010, certain information with respect to the beneficial ownership of our common stock by (1) each stockholder who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (2) each of our directors and the nominee for director, (3) the Named Executive Officers, and (4) all directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

		Shares
		Subject to
	Amount and	Options
	Nature of	Included in
	Beneficial	Beneficial	Percent of
Beneficial Owner	Ownership(1)	Ownership(2)	Class(3) (%)

ValueAct SmallCap Master Fund, L.P.(4)	1,413,503	—	5.0%
Funds affiliated with Ramius LLC(5)	4,190,000	—	14.9
Black Rock Inc.(6)	1,519,033	—	5.4
Executive Officers, Directors and Nominee for Director
Victor Viegas	724,309	710,225	*
Henry Hirvela	—	—	*
Craig Vachon	82,208	80,208	*
Daniel Chavez	7,306	—	*
Clent Richardson	247,737	239,062	*
Stephen Ambler	159,822	159,822	*
Anne DeGheest(7)	80,000	51,000	*
John Hodgman	85,625	76,625	*
Emily Liggett	62,626	51,626	*
Jack Saltich(8)	105,625	86,625	*
Robert Van Naarden	85,625	76,625	*
David Sugishita	—	—	*
All executive officers and directors as a group (8 persons)(9)	1,226,018	1,132,934	4.2

*	Less than 1% of the outstanding shares of common stock.

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. To our knowledge, and except as indicated in the footnotes to this table, the entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Immersion Corporation, 801 Fox Lane, San Jose, California 95131.

(2)	Only shares issuable upon exercise of options within 60 days of April 14, 2010 are included for purposes of determining beneficial ownership.

(3)	Calculated on the basis of 28,093,364 shares of common stock outstanding as of April 14, 2010, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after April 14, 2010 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage of beneficial ownership.

(4)	Based solely on a Schedule 13D filed with the SEC on April 14, 2009, ValueAct SmallCap Master Fund, L.P., VA SmallCap Partners, LLC, ValueAct SmallCap Management, L.P., ValueAct SmallCap Management, LLC and David Lockwood have shared voting and dispositive power with respect to the shares. The address of ValueAct is 435 Pacific Avenue, Fourth Floor, San Francisco, CA 94133.

(5)	Based solely on information provided by Ramius LLC in its Schedule 13D, as amended, filed with the SEC on February 5, 2010. According to the Schedule 13D, 1,999,214 shares are held by Ramius Value and Opportunity Master Fund LTD (“Value and Opportunity Master Fund”), 1,119,986 shares are held by RCG PB, LTD. (“RCG PB”), 601,316 shares are held by Ramius Enterprise Master Fund Ltd, a Cayman Islands exempted company (“Enterprise Master Fund”), and 469,484 shares are held by Ramius Navigation Master Fund Ltd, a Cayman Islands exempted company (“Navigation Master Fund”). Ramius Advisors, LLC, a Delaware limited liability company (“Ramius Advisors”), serves as the investment advisor of Enterprise Master Fund, Navigation Master Fund, and RCG PB; RCG Starboard Advisors, LLC, a Delaware limited liability company (“RCG Starboard Advisors”), serves as the investment manager of Value and Opportunity Master Fund; Ramius LLC, a Delaware limited liability company (“Ramius”), serves as the sole member of each of RCG Starboard Advisors and Ramius Advisors; C4S & Co., L.L.C., a Delaware limited liability company (“C4S”), who serves as managing member of Ramius. The managing members of C4S & Co., L.L.C. are Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon. The address of these entities and persons is 599 Lexington Avenue, 20th Floor, New York, NY 10022.

(6)	Based solely on a Schedule 13G filed with the SEC on January 29, 2010. The address of Black Rock Inc. is 55 East 52nd Street, New York, New York 10055.

(7)	20,000 shares are held in the DeGheest Living Trust dated June 8, 2005.

(8)	10,000 shares are held in the Saltich Trust dated 12/17/1991.

(9)	Total includes executive officers and directors as of April 14, 2010. Includes 1,132,934 shares subject to options that are currently exercisable or will become exercisable within 60 days after April 14, 2010 beneficially owned by executive officers and directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 concerning our equity compensation plans:

Number of Shares
			Number of		Remaining
			Shares to be		Available for
	Number of		Issued Upon		Future Issuance
	Shares to be	Weighted-	Settlement of		Under Equity
	Issued Upon	Average Exercise	Outstanding		Compensation
	Exercise of	Price of	Restricted		Plans (Excluding
	Outstanding	Outstanding	Stock		Shares Reflected in
	Options	Options	Awards/Units (c)		Column (a)) (c)
Plan Category(1)	(a) (#)	(b) ($/sh)	(#)		(#)

Equity compensation plans approved by stockholders(2)	3,777,063	$6.78	200,749	(3)	1,405,126	(4)
Equity compensation plans not approved by stockholders(5)	782,087	6.63	—		2,217,913

Total	4,559,150		200,749		3,623,039

(1)	The table does not include information for equity compensation plans assumed by the Company in business combinations. As part of the business combination with Immersion Medical in fiscal 2000, we assumed Immersion Medical’s 1995B and 1998 stock option plans. A total of 216,337 shares of common stock are reserved for issuance under these plans. The majority of the options outstanding under these plans cliff vest on the anniversary of the grant date over a five-year period. The 1998 Plan provides, in certain instances, for accelerated vesting of the options upon a change of control. All of the options expire 10 years from the date of the grant. As part of the business combination with Virtual Technologies, Inc. (“VTI”) in fiscal 2000, the Company assumed VTI’s 1997 stock option plan. A total of 50,000 shares of common stock are reserved for issuance to employees (incentive stock options) and non-employees (nonstatutory stock options) under this plan. The options expire 10 years from the date of the grant. The majority of the options outstanding under this plan cliff vest on the anniversary of the grant date over a five-year period. The plan provided that in the event of a merger of the Company with or into another corporation, each outstanding option or stock purchase right under the plan must be assumed, or an equivalent option or right substituted, by the successor corporation or an affiliate. The number of shares to be issued upon exercise of outstanding options under plans assumed in business combinations at December 31, 2009 was 482,085 and the weighted average exercise price was $19.71.

(2)	Consists of two plans: the Immersion Corporation 1997 Stock Option Plan and the 2007 Plan.

(3)	Includes shares issued pursuant restricted stock awards.

(4)	Includes 571,811 shares available for future issuance under the Employee Stock Purchase Plan.

(5)	As of December 31, 2009, we had reserved an aggregate of 2,217,913 shares of common stock for issuance pursuant to the 2008 Employment Inducement Award Plan to provide for the granting of a nonstatutory stock option with an exercise price equal to the fair market value of our common stock on the date of grant. Each option granted pursuant to the 2008 Employment Inducement Award Plan has a 10-year term and vests at the rate of 1/4 of the shares on the first anniversary of the date of grant and 1/48 of the shares monthly thereafter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors, and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.

Based solely on our review of the forms furnished to it and written representations from certain reporting persons, we believe that except as noted below all filing requirements applicable to its executive officers, directors, and persons who beneficially own more than 10% of our common stock were complied with during the fiscal year ended December 31, 2009. A Form 4 for a purchase of 2,000 shares by Emily Liggett was filed approximately ten days late due to an administrative error.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2011 Annual Meeting of Stockholders, the proposal must be received at our principal executive offices, addressed to the Corporate Secretary, not later than December 31, 2010. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the Annual Meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Corporate Secretary at our principal executive offices, not later than December 31, 2010.

It is important that your stock be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying Proxy Card in the enclosed envelope.

OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their discretion.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 4, 2010.
Vote by Internet
•	Log on to the Internet and go to www.investorvote.com/IMMR

•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Election of Directors — The Board of Directors recommends a vote FOR the listed nominee.
1.	Proposal to elect as director David Sugishita to serve for a three-year term as Class II director.

	For	Withhold
01 - David Sugishita	☐	☐

B	Issue — The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain

2. Proposal to ratify the appointment of Deloitte & Touche LLP as Immersion’s independent registered public accounting firm for the year ending December 31, 2010.	☐	☐	☐

C	Non-Voting Items

Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

D	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, all such stockholders should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
016XUB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — IMMERSION CORPORATION

ANNUAL MEETING OF STOCKHOLDERS
to be held on June 4, 2010
This Proxy is solicited on behalf of the Board of Directors
The undersigned stockholder of IMMERSION CORPORATION, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 29, 2010, and hereby appoints Victor Viegas and Amie Peters, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IMMERSION CORPORATION to be held on Friday, June 4, 2010, at 9:30 a.m., local time, at the Techmart Network Meeting Center, 5201 Great America Parkway, Santa Clara, California 95054, and for any adjournment or adjournments thereof, and to vote all shares of common stock, which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. Under Delaware law and the Company’s bylaws, no business shall be transacted at an annual meeting other than the matters stated in the accompanying Notice of Meeting, which matters are set forth on the reverse side. However, should any other matter or matters properly come before the Annual Meeting, or any adjournment or adjournments thereof, it is the intention of the proxy holders named above to vote the shares they represent upon such other matter or matters at their discretion.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR APPROVAL OF THE PROPOSAL TO ELECT ONE DIRECTOR AND FOR PROPOSAL 2 AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
Please mark, sign, date and return the proxy card promptly, using the enclosed return-addressed postage-paid envelope.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE